Exhibit (k)(1)(b)

Amended and Restated

Schedule A

to the

Administration, Fund Accounting and Recordkeeping Agreement

by and between

Pender Real Estate Credit Fund

and

UMB Fund Services, Inc.

Services

Fund Accounting

1.	Establish, maintain and review the administrative and procedural processes.

2.	Establish, maintain and review the general ledgers.

3.	Assess management and incentive fees, calculate net asset values and effect all appropriate allocations, including new issue carve-outs, in accordance with the Fund’s operating documents as provided to the Administrator.

4.	Coordinate, execute and give third-party approval for all cash movements in accordance with the Funds’ offering documents. Provide cash reconciliations monthly or upon request.

5.	Performed Daily: Load transactions in the portfolio accounting system. Maintain the security master files including monitoring and processing of corporate actions. Obtain market valuations from the appropriate pricing sources and value the investments in accordance with the Fund’s operating documents. Reconcile positions and cash per the portfolio accounting system to the broker(s)/custodian(s) records. Provide reporting including performance and exposure reporting.

6.	Determine and periodically monitor the Fund’s income and expense accruals.

7.	Generate the financial reporting package as of each period-end including the Statements of Financial Position, Profit and Loss, Changes in Capital and Changes in Investor’s Capital.

8.	Create and maintain Administrator Website portal for the Fund. Includes access to details of investment and investor subscription and redemption activity, month-end balances, financial packages, investor capital statements, tax information, and fund-level information such as fund documents, fund annual audit reports, and fund communication letters.

Regulatory Administration

Subject to the direction of and utilizing information provided by the Fund, the Investment Adviser, and the Fund’s agents, the Administrator will provide the services listed below. The Administrator’s provision of these services shall not relieve the Fund and the Fund’s Investment Adviser of their primary day-to-day responsibility for assuring such compliance. The Administrator’s ability to provide information regarding compliance with respect to applicable rules and regulations may be limited by the characteristics of the Fund’s investments. The Administrator shall perform the following duties on behalf of the Funds:

1.	General Fund Management

a.	Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this agreement;

b.	Act as liaison among all Fund service providers.

2.	Coordinate Board activities

a.	Develop with legal counsel and the secretary of the Fund an agenda and draft resolutions for each quarterly Board meeting;

b.	Prepare Board reports based on financial and administrative data as requested by the Board. Coordinate the preparation of electronic board books for quarterly Board meetings;

c.	Attend quarterly Board meetings, either in person or telephonically, and prepare a first draft of the quarterly meeting minutes, as requested by the Board.

3.	Financial Reporting and Audits

a.	Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;

b.	Draft footnotes to financial statements for approval by the Funds’ officers and independent accountants;

c.	Provide facilities, information and personnel as necessary to accommodate annual audits with the Funds’ independent accountants or examinations by the SEC or other regulatory authorities.

d.	If UMB as the Administrator is not engaged to provide Fund tax services (ie: preparation of tax and excise provisions, calculation of required income excise dividend and capital gain distributions, wash sale analysis, prepare tax adjustments for Passive Foreign Investment Companies, Qualified Electing Fund election, monitoring and maintaining ASC 740-10, preparation and filing of federal income and excise tax returns, preparation in determining qualified dividend income amounts for notification to shareholders and ICI Primary layouts for shareholder reporting, etc.), then Services are subject to receiving the necessary book/tax differences (e.g., capital accounts) and footnote disclosures necessary to incorporate to the Fund’s financial statements from the Fund’s tax preparer

4.	Compliance

a.	From time to time as the Administrator deems appropriate (but no less frequently than quarterly), check the Fund’s compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund’s Offering Memorandum and Statement of Additional Information (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance);

5.	Expenses

a.	Prepare annual Fund-level and class-level budgets and update on a periodic basis;
b.	Coordinate the payment of expenses;
c.	Establish accruals and provide to the Funds’ Fund Accountant;
d.	Provide expense summary reporting as reasonably requested by the Fund.

6.	Filings

a.	Provide the following for Form N-2 filings and required updates:
i.	Preparation of expense table;
ii.	Performance information;
iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and
iv.	Investment Advisor and trustee fee data.
b.	Subject to having received all relevant information from the Fund and upon the advice and direction of Fund counsel, prepare Form N-PX and provide to Fund counsel for its review; upon the advice and direction of Fund counsel, file Form N-PX with the Commission as required;
c.	Assist in compiling exhibits and disclosures for Form N-CEN and Form N-CSR and file when approved by the principal officers of the Funds;
d.	Compile data, prepare timely notices and file with SEC pursuant to Rule 24f-2;
e.	Prepare and file Form N-PORT;
f.	File Rule 17g-1 fidelity bond filing when received from the Funds or broker.

7.	Other

a.	;
b.	Calculate standard performance, as defined by Rule 482 of the Investment Company Act of 1940, as requested by the Fund;
c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser;
d.	Assist in securing and monitoring the directors and officers liability coverage and fidelity bond for the Funds;
e.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Funds and/or Investment Adviser;
f.	Assist the Funds during SEC audits, including providing applicable documents from the SEC’s document request list;
g.	Maintain a regulatory compliance calendar (initially provided by the Fund’s CCO) listing various Board approval and SEC filing dates.

Legal Administration

Subject to review by Fund counsel:

1.	Initial Registration

a.	If a new trust, prepare draft of trust or incorporation documents (certificate of trust/ certificate of incorporation, articles, bylaws); if a new series, amend documents as necessary. (Depending on the complexity of the investment strategy(ies) to be implemented, Fund counsel may be more involved.)
b.	Prepare initial draft of registration statement materials – N-8a, N-2 (prospectus, SAI, Part C), as applicable:
i.	Coordinate review of drafts by Advisor, sub-advisor(s), Fund counsel, service providers;
ii.	Compile filing exhibits, working with Advisor, Fund counsel, service providers;
iii.	Work with auditor to obtain consent for filing of financial statements;
iv.	Coordinate SEC comments (Fund counsel may prefer to coordinate).
c.	Prepare draft agreements for Administrator services.
d.	Coordinate organizational board materials, as required.
e.	Coordinate EDGAR filings of required forms, as agreed with the Advisor.

2.	Subsequent Filings

a.	Prepare initial draft of annual (or as required, update to) registration statement:

i.	Manage review and comment process with Advisor, Fund counsel, auditors, distributor and other parties;
ii.	Update Part C and include relevant exhibits;
iii.	Obtain auditor’s consent for filing of financial statements.
b.	Prepare initial draft supplements to the Fund’s registration statement, for review and approval by Fund counsel, the Advisor and the distributor. (Depending on the complexity of the investment strategy(ies) to be implemented, Fund counsel may be more involved.)
c.	For closed-end funds, prepare and file periodic tender offers.
d.	Prepare filings necessary to de-register a fund(s).

3.	Services not included:
a.	Proxy statements.
b.	Exemptive relief applications.

Any services other than those listed above are subject to negotiation and additional fees.

Transfer Agency/Investor Servicing

1.	Process Investor Subscriptions
a.	Monitor and receive subscription documents from investors.
b.	Review subscription documents for completeness.
c.	Obtain investor demographic information.
d.	Receive subscription money and match to subscription document.
e.	Maintain, monitor, and reconcile DDA and escrow accounts.
f.	Obtain appropriate approvals and transfer money to the trading account.
g.	Provide good-order, pending wire, pending sub-docs reports.

2.	Process Investor Redemptions
a.	Monitor and receive redemption request.
b.	Calculate redemption fee as appropriate.
c.	Monitor tender cap and apply if applicable.
d.	Calculate holdback percentage as appropriate.
e.	Receive money from the trading account.
f.	Obtain approvals and distribute money as appropriate.
g.	Retain holdback according to Fund documents and distribute as appropriate.
h.	Provide redemption and holdback reports.
3.	Generate investor statements and confirmations.
4.	Receive and respond to investor inquiries by telephone, mail, or email.
5.	File IRS Forms 1099, 5498, 1042, 1042-S, and 945 with shareholders and/or the IRS.

Tax Preparation, Compliance and Reporting – 1099

1.	Prepare forms 1099-NEC Miscellaneous Income for board members and other required Fund vendors.

USA PATRIOT Act (AML)

1.	Conduct AML screening for new domestic investors, which shall include initial comparison of investor information against Identity Chek, OFAC and other watch lists; provide Fund with any exceptions. Systematically compare updates against investor name for each update of the OFAC list.
2.	File Suspicious Activity Reports, if any, with the appropriate Reporting Authorities.
3.	Provide AML certification report upon request.

Online Board Books

Provide web portal access for directors, officers and/or client staff to view completed board materials.

Electronic Subscription Document Services

Implement a process for the Fund’s investors and potential investors to electronically complete and submit subscription documents for investments in interests of the Fund.

Blue Sky State Filings

Prepare and file state securities qualification/notice compliance filings, with the advice of the Fund’s legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amounts of shares to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to a Fund’s notice permit to increase the offering amount as necessary.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Schedule A to the Administration, Fund Accounting and Recordkeeping Agreement by and between Pender Real Estate Credit Fund and UMB Fund Services, Inc. to be executed by a duly authorized officer and effective as of April 24, 2023.

PENDER REAL ESTATE CREDIT FUND
(“Fund”)

By:	/s/ Cory Johnson
Cory Johnson
President

UMB FUND SERVICES, INC.
(“Administrator”)

By:	/s/ Maureen A. Quill
Maureen A. Quill
Executive Vice President

Amended and Restated

Schedule B

to the

Administration, Fund Accounting and Recordkeeping Agreement

by and between

Pender Real Estate Credit Fund

and

UMB Fund Services, Inc.

Fees

[Fees]